Integrated Management Information 8-K

Exhibit 99.2

2012 Third Quarter Conference Call Script

Call date: Monday, November 5, 2012

Call time: 9:00 a.m. Mountain Time

Jay Pfeiffer

Good morning and welcome to IMI Global’s 2012 3rd Quarter financial results conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, cash, the Company’s growth strategy, market acceptance of the Company’s products and services, and potential growth and profitability are forward looking statements. Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders

Thank you, Jay.

This morning we announced another good quarter. We have now reported 11 consecutive profitable quarters and 11 consecutive quarters of increased year-over-year revenue. These results are a testament to steady growth in consumer demand for our growing portfolio of services and to the hard work and dedication of our entire staff.

I’d like to take a few minutes to review some financial highlights.

•	Third quarter revenue of $1.5 million was up 24% over the same quarter last year and was the highest Q3 revenue we’ve ever posted. And as I mentioned, it was our 11th straight quarter of profitability.

•	Our growth in the quarter came from our core verification services, which was augmented by the contribution of revenue from our ICS subsidiary, which we acquired in February of this year.

•	As you’re probably aware, uncertainty around the Japanese export market verification requirements resulted in a decline in age and source verification revenue in the third quarter – the first such decline in many years. The good news is: We made up much of that shortfall with increased sales of our Verified Natural Beef and Non-Hormone Treated Cattle programs for the EU.

•	Hardware sales, which of course track our age and source verification business, was down 19% year over year.

•	And “other revenue” – comprised primarily of our Where Food Comes From labeling program – grew about 47% year over year.

•	Another notable event from Q3 was the increase in SG&A expense – up 49% year over year as we absorbed ICS overhead and increased our investments in Where Food Comes From, including adding two dedicated marketing employees.

•	We view these increased investments as critical to positioning the Company for long-term success.

Turning now to our 9-month results….

•	Total revenue grew 24% through the first nine months of 2012 to a record $4.0 million from $3.2 million a year ago.

•	Verification revenue again led the way, growing 30% year over year to $3.3 million from $2.5 million. As in the third quarter – and for the same reasons – hardware revenue declined year over year, but was more than offset by a nearly three-fold increase in Where Food Comes From revenue.

•	SG&A expense through nine months was up 44% -- reflecting the investments we have been making in various growth initiatives.

•	We remained solidly profitable through nine months with net income, inclusive of an income tax benefit, of $730,000, or 4 cents per basic and 3 cents per diluted share, up from net income of $558,000, or 3 cents per share, a year ago.

•	A final note on our financial performance – we closed the third quarter with cash, cash equivalents and short-term investments of $1.4 million, which is up from $1.3 million at 2011 year-end. That’s a nice little increase considering that year-to-date we’ve paid down $67,000 in long-term debt and expended $215,000 in conjunction with the ICS acquisition.

I’d like to address a couple of issues that are probably on your mind. The first is this:

•	The management team and board of directors of IMI Global believe the increased investments we are making are absolutely essential to supporting our long-term growth strategy. At the same time, we understand these investments had the effect of lowering our year-over-year profitability. I want to be clear – we remain fully committed to maintaining our track record of profitable growth. But as I’ve said many times over the past several months, we are going to manage our business in a way that serves the best long-term interests of our stockholders. That is to say we are not going to manage our business to fulfill arbitrary quarter-to-quarter financial targets. Our top priorities in building shareholder value are to have the most complete and most effective solutions portfolio in the industry – to serve more customers than our competitors – and to steadily build out our Where Food Comes From program with quality customers in the restaurant and retail sectors. It is these objectives – above all else – that we are focused on as they are what is going to translate into long-term shareholder value.

Secondly, I’d like to talk a little bit about our sales process and sales funnel as it relates to Where Food Comes From.

•	To date, the process of bringing on board new Where Food Comes From program customers has been painstakingly slow. This is partly by design and partly the consequence of introducing an absolutely novel concept into an industry that is somewhat set in its ways. When I say “by design”, I mean that in the early stages of the program launch – which we really are still in – we wanted to add high-quality, strong-reputation customers in both the grocery and restaurant segments that could serve as long-term reference accounts for us. Once we signed our first customer – the Heinen’s Fine Foods grocery store chain – we then went about a lengthy process of training in-store personnel and developing in-store and online marketing materials to support the program. There was also the not-so-small matter of Heinen’s tweaking their supply chain to bring their suppliers in line with our age and source verification program. This process not only ensured a smooth launch of the program in Heinen’s 18 stores, but seeing that it was our first go at this, it served as an opportunity for us to iron out the kinks and develop a program that could be much more quickly implemented with future customers. There is no question that the Where Food Comes From program is capable of generating revenue that can eventually dwarf our core verification services and related hardware sales. Accordingly, we felt that we needed to get it right the first time so we took the time to do that. Today, Heinen’s is highly satisfied with the Where Food Comes From program. Co-owner Tom Heinen was impressed enough with the long-term potential that he recently accepted our offer to join our Board of Directors. Heinen’s customers, by way of market research that we conducted, have also signaled their approval of the program. As a regional grocer that is highly regarded by its customers and its peers, Heinen’s was the perfect choice for our first grocery customer. Without reciting chapter and verse, I’ll say the same applies to our second and third customers – Anderson’s Frozen Custard and Delmonico’s Steak House – which have given us a foothold in the family style and high-end restaurant segments.

•	Going forward, we expect to sign more and more customers as time goes on. However, we are not prepared to provide specific guidance in this regard. I understand that investors would like us to predict how many new customers we expect to sign each month or each quarter, but we are still to early in the process to be able to do that with any accuracy. We made a decision early on with our business to do our best to under-promise and over-deliver, and providing projections that we may not live up to is not the best way to accomplish that. As time goes on I think that issue will take care of itself – as our sales funnel fills out and matures and new customers come on board, we’ll have more visibility into things and be better able to indicate what kind of growth trends we expect. While I’m sure that is not the ideal answer to the question you may be wanting to ask, it is nevertheless the only answer we’re prepared to give at this point in our development. I will close the subject with this: Where Food Comes From is a unique program that directly addresses what is arguably the most dominant consumer and supplier trend in the food industry – telling people where their food comes from. With formidable barriers to entry and a huge head start on whatever may emerge as competition, we believe steady growth of the program is inevitable.

•	While I’m on the subject of new customers, we have just rolled out a program with Labatt Food Service called New Mexico Source Verified Beef™. Labatt is a high-end food service company operating in the southwest United States, supplying while table cloth restaurants, resorts and casinos. If you’re in front of a computer, go to www.where food comes from/NewMexicoBeef. Labatt and its many customers are taking advantage of Where Food Comes From to showcase locally raised beef in New Mexico. IMI Global is compensated through standard per pound license fees.

The third point I’ll address is our M&A strategy. As you know, in the first quarter of this year we acquired controlling interest in International Certification Services, Inc. (ICS), a leading provider of organic, sustainable and gluten-free certification services to agricultural operations and the food industry.

• Under terms of the purchase agreement, IMI Global purchased 60% of the outstanding shares of the privately held ICS for $215,000 in net cash and 172,840 shares of IMI Global common stock. The agreement includes non-dilution provisions and IMI Global has right of first refusal on the remaining 40% of the outstanding shares. ICS is based in Medina, N.D. and, on an unaudited basis, was profitable on revenue of approximately $1.0 million in 2011.

• This partnership has tremendous synergies for both companies. As industry leaders in our respective product and service offerings, we are now positioned to offer one another’s customers new solutions across the verification and certification spectrum. And in addition to better serving our customers, we expect this transaction to accelerate our revenue growth and to be accretive to earnings over the long term.

• Due to the highly fragmented nature of our business, we believe additional acquisitions such as the one I just described can play a key role in our growth strategy – giving IMI global an acquisitive growth component to complement our traditional organic growth track record. In this regard, we are currently reviewing a number of potential acquisition candidates, although we cannot comment further on the status of these potential transactions.

A few words on our proposed name change from Integrated Management Information to Where Food Comes From.

•	This name change, which we expect to take effect in mid-November, has been under consideration since we conceived of our Where Food Comes From labeling program four years ago. We waited until now to do it because we wanted to prove up the program and get some validation that it could become as large and widespread as we originally thought it could. Today we have every confidence that that is the case – and thus, the name change. When people talk about our company they invariably talk about “where food comes from”. We want to be synonymous with that concept and we are moving in the right direction. As a side note, we will continue with IMI Global as our D.B.A. because IMI Global has tremendous brand equity with our core customer base for verification services – that includes more than 6,000 ranchers, feed yards and packers. We don’t want to rock the boat with them. But for the tens of thousands of retailers and restaurants who represent potential customers for Where Food Comes From – and for the millions of consumers who we hope come to view Where Food Comes From as a wonderful source of transparency into the food they eat and feed their families – Where Food Comes From is going to be front and center.

In closing, I want to thank you for joining the call today and for supporting IMI Global. We look forward to updating you on our progress in our next conference call.

Operator, you can open the call to questions…